UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

ZIONS BANCORPORATION

(Exact name of registrant as specified in its charter)

Utah	0-2610	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, Suite 1134

Salt Lake City, Utah 84111

Tel. (801) 524-4787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 6, 2005, Zions Bancorporation and Amegy Bancorporation, Inc., issued a joint press release announcing that they have signed a definitive agreement under which Amegy will merge into a subsidiary of Zions in exchange for cash and common shares of Zions.

Under the terms of the definitive agreement, Amegy shareholders will have the right, subject to proration, to elect to receive cash or Zions common stock, in either case having a value equal to $8.50 plus the product of 0.2020 times the closing price of Zions’ common stock for the ten trading days prior to the closing date. Based on the price of Zions’ shares at the close of business Tuesday, July 5, 2005, the transaction value is $1.70 billion or $23.32 per fully diluted Amegy share. The total consideration consists of approximately $600 million in cash and approximately 14.25 million shares of Zions common stock prior to giving effect to any outstanding options. The common stock consideration received in the transaction will be tax-free to Amegy shareholders. The merger is subject to the approval of Amegy’s shareholders and banking regulators and is expected to close during the fourth quarter of 2005.

A copy of the merger agreement will be filed with an amendment to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

Zions Bancorporation is furnishing its slide presentation, which it will use at its teleconference and Webcast on July 6, 2005, and which it may use from time to time in presentations related to its proposed business combination with Amegy Bancorporation, Inc. The slide presentation is furnished (not filed) as Exhibit 99.2 to this Current Report on Form 8-K. Information concerning the transaction and teleconference and Webcast, which are accessible by the public, is contained in the joint press release furnished (not filed) as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description

99.1	Press release issued jointly by Zions Bancorporation and Amegy Bancorporation, Inc., dated July 6, 2005

99.2	Slide presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2005

ZIONS BANCORPORATION

By:	/s/ Thomas E. Laursen
Name: Thomas E. Laursen
Title: Senior Vice President (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued jointly by Zions Bancorporation and Amegy Bancorporation, Inc., dated July 6, 2005

99.2	Slide presentation